Exhibit 10.70

TENTH AMENDMENT TO LOAN DOCUMENTS

     THIS TENTH AMENDMENT TO LOAN DOCUMENTS ("Amendment") dated as of February 27, 2004, is made by and among TB WOOD'S INCORPORATED, individually and as Agent under the Borrower Agency Agreement (the "Borrower Agent") and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as Agent for the Banks under the Credit Agreement referred to herein (the "Agent") and PNC BANK, NATIONAL ASSOCIATION, WACHOVIA BANK (assuccessor to First Union National Bank)and NATIONAL CITY BANK OF PENNSYLVANIA, as the Banks.

     Reference is made to the Revolving Credit Agreement dated October 10, 1996, by and among, after giving effect to all of the following amendments: (a) (i) TB Wood's Incorporated, a Pennsylvania corporation, (ii) Plant Engineering Consultants, Inc., a Tennessee corporation ("Plant Engineering"), (iii) TB Wood's Enterprises, Inc., a Delaware corporation, (iv) Industrial Blaju, S.A., de C.V. Mexico City, Mexico, a Mexican corporation (successor to TB Wood's Mexico, S.A. de C.V. f/k/a Grupo Blaju, S.A., de C.V.), (v) TB Wood's Canada, Ltd., an Ontario corporation, (vi) Berges Electronic GmbH, and (vii) Berges Electronic, S.r.l. (such corporations listed in (i) through (vii) being the "Borrowers"), and (b) PNC Bank, National Association, as Agent and the Banks party thereto, as amended on April 7, 1997, January 20, 1998, April 24, 1998, July 21, 1999, November 8, 1999, February 25, 2002 (with an effective date of December 28, 2001), April 30, 2002, March 31, 2003 (with an effective date of March 28, 2003) and January 2, 2004 (with an effective date of December 31, 2003) (as so amended, the "Agreement") pursuant to which the Banks extended to the Borrowers a revolving line of credit in the amount of $46,000,000. The obligations under the Agreement and the Loan Documents are evidenced by the Borrowers' Notes payable to the Banks. (Capitalized terms used herein not otherwise defined shall have the meanings provided for in the Agreement.)

     Pursuant to this Amendment, certain financial covenants shall be amended and the Borrower shall be required to deliver additional collateral for Obligations, all as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree, effective as of January 2, 2004, unless otherwise stated, as follows:

     1.        Amendment to Agreement.

     1.1      Reduction of Commitments. The Commitments are being reduced to Thirty-six Million Dollars ($36,000,000.00) in the aggregate, and, accordingly, Schedule 1.1(B) (Amended 2003) is hereby replaced with Schedule 1.1(B) (Amended 2004) attached hereto and made a part hereof, and the defined term "Commitment" in Section 1.1 of the Agreement is hereby amended and restated as follows:

Commitment shall mean, as to any Bank at any time, the amount initially set forth opposite its name on Schedule 1.1(B) (Amended 2004) in the column labeled "Amount of Commitment," and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, as superseded by Schedule 1.1(B)(Amended 2004) and Commitments shall mean the aggregate Commitments of all of the Banks.

     1.2      Interest Rates.

          (a)      Section 1.1 is amended by adding the defined term "Applicable Margin", as follows, and replacing such defined term throughout the Agreement:

Applicable Margin shall mean: (i) with respect to a Loan under the Base Rate Option, one-half percent (.50%) per annum and (ii) with respect to a Loan under the Euro-Rate Option, three percent (3.0%) per annum.

          (b)      Section 4.1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:

                    4.1.1      Revolving Credit Interest Rate Options.

                    The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Loans; provided, however, the only Interest Rate Option applicable to the Swing Loans shall be the Base Rate Option:

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate;

(ii) Revolving Credit Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

     1.3      Letter of Credit Fees. Section 2.9.2 of the Agreement is hereby amended and restated in its entirety as follows:

2.9.2 Letter of Credit Fees. The Borrowers shall pay (i) to the Agent for the ratable account of the Banks a fee (the "Letter of Credit Fee") equal to three percent (3.00%) per annum, and (ii) to the Agent for its own account a fronting fee equal to one-eighth of one percent (1/8%) per annum, which fees shall be computed on the daily average Letters of Credit Outstanding and shall be payable quarterly in arrears commencing with the first Business Day of each January, April, July and October following issuance of each Letter of Credit and on the Expiration Date and calculated on the basis of a year of 365/365 days. Letters of Credit Outstanding shall include the "Tennessee Letter of Credit", as defined in the First Amendment to Loan Documents of April 7, 1997 and the "Texas Letter of Credit", as defined in the Third Amendment to Loan Documents of April 24, 1998. The Borrowers shall also pay to the Agent for the Agent's sole account the Agent's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Agent may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any),negotiation, and administration of Letters of Credit.

     1.4      Expiration Date. The Expiration Date for the Commitment is extended until January 10, 2005, provided that the Expiration Date for Letters of Credit Outstanding on January 9, 2005 shall be April 15, 2005, and accordingly, the defined term "Expiration Date" in Section 1.1 of the Agreement is hereby amended and restated as follows:

          Expiration Date, with respect to the Commitments, shall mean January 10, 2005; provided, however, the Expiration Date with respect to the Letters of Credit Outstanding on January 9, 2005, shall be April 15, 2005.

     1.5      Commitment Fee. Section 2.3 of the Agreement is hereby amended and restated in its entirety as follows:

2.3 Commitment Fee. Accruing from January 2, 2004 until the Expiration Date, the Borrower agrees to pay to the Agent for the account of each Bank, as consideration for such Bank's Commitment hereunder, a nonrefundable commitment fee (the "Commitment Fee") computed using the rate of one-half percent (.50%) per annum (the “Commitment Fee Applicable Margin”). The Commitment Fee shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed on the average daily difference between the amount of such Bank's Commitment as the same may be constituted from time to time and the Revolving Facility Usage. All Commitment Fees shall be payable in arrears on the first Business Day of each January, April, July and October after the date hereof and on the Expiration Date or upon acceleration of the Notes.

     1.6      Financial Covenants.

          (a)      Section 8.2.18 [Maximum Leverage Ratio] of the Agreement is hereby amended and restated to read in its entirety as follows:

8.2.18 Maximum Leverage Ratio.
The Borrower shall not permit at any time the Borrower's Leverage Ratio to exceed the following: 3.75 to 1.0 for the fiscal quarters ending on March 31, 2004 and ending on June 30, 2004 and 3.50 to 1.0 from and after September 30, 2004. The calculation of the Leverage Ratio which includes the fiscal quarter ending on December 31, 2003 shall use the defined term "Adjusted EBITDA" with respect to all four fiscal quarters.

          (b)      The defined term, "Leverage Ratio" in Section 1.1(A) of the Agreement is hereby amended and restated in its entirety:

               Leverage Ratio shall mean the ratio of (x) Total Debt to (y) Adjusted EBITDA.

          (c)      Section 1.1(A) of the Agreement is hereby amended by adding the defined term "Adjusted EBITDA" as follows:

Adjusted EBITDA shall mean EBITDA, calculated to exclude the following (such that a “Rolling 4 Qtr Add-back” shall be added to EBITDA to arrive at “Adjusted EBITDA”) in any rolling 4 quarter calculation, not to exceed, in the aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000): (1) the severance charges related to the termination/retirement of Michael Hurt, the former CEO of the Parent, (2) the actual one-time costs incurred by the Borrowers with respect to the discontinuation of the manufacturing facility in Trenton, Tennessee and the relocation of a substantial amount of its production to the Borrowers other manufacturing facilities, including San Luis Potosi, Mexico, and (3) actual one-time costs incurred by the Borrowers with respect to the relocation of certain production operations from its Scotland, Pennsylvania facility to its Naturns, Italy facility (the exclusions described in clauses (2) and (3) above shall be referred to as the “Relocation Exclusions”); provided however that such Relocation Exclusions will be reduced by the amount of projected savings anticipated to result from the cost and expenses contemplated by the Relocation Exclusions, as reflected in the table below:

	Qtr 4-‘03	Qtr 1-‘04	Qtr 2 -‘04	Qtr 3 -‘04	Qtr 4 -‘04

Estimated Relocation Exclusions	$782	$1,318	$525	$225	$25

Projected Savings	—	—	(125)	(450)	(575)

Net Relocation Exclusions	782	$1,318	$400	$(225)	$(550)

Rolling 4 Qtr EBITDA Add-back used to arrive at “Adjusted EBITDA”	782	$2,100	$2,500	$2,275	$943

It is understood that the timing of such expenditures and the resulting savings to be realized therefrom, is currently an estimate and therefore (1) the amount of the savings used in the calculation of the “Add-back” will be limited to the amount of the cumulative Relocation Exclusions incurred and (2) the “Add-back” shall not exceed, in the aggregate, $2,500,000 for all rolling 4 quarter calculations of “Adjusted EBITDA.”

(d) Adjusted EBITDA. A new Section 8.2.22 shall be inserted into the Agreement as follows:

8.2.22 Adjusted EBITDA. The Borrowers shall not permit Adjusted EBITDA, calculated on a trailing twelve month basis:

(a) to be less than Seven Million Dollars ($7,000,000.00), as of March 31, 2004,

(b) to be less than Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000.00) as of June 30, 2004, or

(c) to be less than Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000.00) as of September 30, 2004 and at any time thereafter.

(e) Fixed Charge Coverage. Section 8.2.21 of the Agreement is hereby amended and restated as follows:

8.2.21 Fixed Charge Coverage.

The Borrowers shall maintain at all times a ratio of (x) Adjusted EBITDA less unfunded capital expenditures to (y) cash dividends paid, cash taxes paid, net interest expense and current maturities of long term debt (other than the Loans) of not less than:

(i) 2.00 to 1.0, calculated for the four (4) fiscal quarters ending March 31, 2004;

(ii) 1.75 to 1.0, calculated for the four (4) fiscal quarters ending June 30, 2004; and

(iii) 1.50 to 1.0, calculated for the four (4) fiscal quarters ending September 30, 2004, and quarterly thereafter.

For purposes of this section, unfunded capital expenditures shall include, inter alia, capital expenditures funded with with cash.

     (f)      Section 8.2.5 of the Agreement is hereby amended and restated in its entirety as follows:

8.2.5 Dividends and Related Distributions. While any Event of Default exists, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests (any of the foregoing referred to as a "Distribution"), except dividends or other distributions payable to another Loan Party. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay, any Distribution, including dividends or other distributions payable to another Loan Party , unless the Agent has received evidence, that the Borrowers are in compliance with all of the financial covenants set forth in this Agreement for the fiscal quarter most recently ended.

     1.7      Collateral.

          (a)      Section 1.1(A) is hereby amended by inserting the following defined term:

                    "Appraisal" shall mean a written appraisal prepared by an independent appraiser engaged by Agent on behalf of the Banks at the Borrower's sole cost and expense prepared in compliance with all applicable regulatory requirements, being also subject to the Agent's customary independent appraisal requirements.

          (b)      Upon the execution and delivery of the Mortgages, the Assignments of Leases and the other documents required by Section 3 below, the term "Loan Documents" shall include such Mortgages and Assignments of Leases and other documents.

          (c)      A new Section 3 is inserted into the Agreement as follows:

     3.1      Collateral.On or before March 1, 2004, the Borrowers shall deliver to the Agent a field exam of all domestic accounts receivable and inventory of the Borrowers, prepared by a firm acceptable to the Agent. Unless otherwise indicated, on or before May 1, 2004, the Borrowers shall deliver to the Agent, on behalf of the Banks, the following:

          (1)      An Appraisal of all equipment owned by the Borrowers, indicating the liquidation value of such equipment;

          (2)      An Appraisal of all Property owned by the Borrowers and which is located in the United States of America (the "Domestic Real Estate"), indicating its fair market value;

          (3)      Phase I Environmental assessments of the Domestic Real Estate, with reliance letters in favor of the Agent, for the benefit of the Banks, prepared by an environmental consultant acceptable to Agent;

          (4)      A Mortgage and Security Agreement, in form and content acceptable to the Agent, from the Borrowers in favor of the Agent, on behalf of the Banks, encumbering the Domestic Real Estate, and all improvements thereon, securing the Obligations (the "Mortgages");

          (5)      An Assignment of Leases and Rents, in form and content acceptable to the Agent, from the Borrowers in favor of the Agent, on behalf of the Banks, with respect to the Domestic Real Estate, and all improvements thereon, securing the Obligations (the "Assignments of Leases");

          (6)      UCC-1 fixture filing financing statements naming the Borrowers as debtor and the Agent, on behalf of the Banks, as secured party, with respect to perfecting the security interests contemplated by the Mortgages;

          (7)      On or before June 30, 2004, a current survey of the Domestic Real Estate, certified by a registered surveyor approved by Agent, such certification to be addressed to Agent for the benefit of the Banks and (i) to show the location and area covered by all building lines affecting the Domestic Real Estate, the location and area of all easements encumbering and/or benefiting the Domestic Real Estate, the relation of the Domestic Real Estate to public thoroughfares for access purposes, the location of all physical conditions on the Domestic Real Estate, the proposed location of the Improvements and any encroachments of the Improvements or other physical conditions upon any easements, building lines or property boundary lines, (ii) to state whether the Domestic Real Estate or any portion thereof is located in any federally designated flood zone area, and if so, to locate on the survey such portion of the Domestic Real Estate so designated, and (iii) to show the dimension and location of all improvements, parking areas, drives, easements and rights-of-way and the location of adjoining streets and distances to the nearest intersecting street;

          (8)      On or before June 30, 2004, evidence in such form as Agent may require of (i) satisfactory subdivision of the Domestic Real Estate and zoning for the improvements located thereon; (ii) the availability of all utility and municipal services required for the operation of the improvements located thereon; (iii) satisfactory soils compaction conditions and sub-surface support for the improvements located thereon; and (iv) the availability of means of access to and from the Domestic Real Estate by means of easements benefiting the same;

          (9)      Evidence in such form as Agent may require (including the actual policies, an ACORD Form 27 (Evidence of Property Insurance), an ACORD Form 25-S (Certificate of Liability Insurance), and evidence of payment of premiums) that all types of hazard and builder's risk insurance (including business interruption insurance, loss of rents insurance, malicious mischief insurance and flood insurance, if in a federal flood prone area) available with respect to the improvements located thereon, public liability and property damage insurance with respect to the Domestic Real Estate and improvements thereon, are in force and will continue in force so long as the Obligations are outstanding (the policies for such insurance to be in form, in amounts and with companies satisfactory to Agent, and all hazard and liability policies, as applicable, to have attached to them additional insured, mortgagee and loss payee clauses, as applicable, in favor of Agent for the benefit of the Banks); and

          (10)      A title insurance commitment, issued by a title insurance company acceptable to Agent, together with complete and legible copies of all exceptions listed therein.

     2.     Conditions to Closing.

          (a)      This Amendment is effective upon the satisfaction of the following conditions:

               (i)      The execution and delivery by Borrowers and the Banks of this Amendment.

               (ii)     The Borrowers shall pay all of the Agent's expenses incurred in connection with the preparation of this Amendment and the transactions contemplated by this Amendment, including without limitation, the reasonable fees and expenses of the Agent's counsel.

               (iii)      The Borrower shall pay to the Agent, for the ratable benefit of the Banks, an extension fee in the amount of Seventy-two Thousand Dollars ($72,000.00).

     3.     Miscellaneous.

          (a)     All of the terms, conditions, provisions and covenants in the Notes, the Agreement, the Loan Documents, and all other documents delivered to the Banks and the Agent in connection with any of the foregoing documents and obligations secured thereby shall remain unaltered and in full force and effect except as modified by this Amendment.

(b) The Borrowers hereby represent and warrant to the Banks and the Agent as of the date of this Amendment that, after giving effect to this Amendment:

               (i)      there exists no Event of Default or Potential Default under any of the Loan Documents and that after giving effect to this Amendment, the representations and warranties in Section 6 of the Agreement are true and correct in all respects on and as of the date hereof.

               (ii)      as of the date hereof there are no rights of set-off, offsets, claims, counterclaims, credits or defenses to the payment or performance of their obligations to Agent under the Loan Documents, as amended by this Amendment.

               (iii)      each of the Borrower is solvent as of the date hereof, and will not be rendered insolvent as a result hereof and each has adequate capital to conduct its respective business.

(c) The Borrowers, and each of them, for themselves and their respective members, shareholders, directors, officers, employees, agents, representatives, successors and assigns, hereby waives, discharges and releases forever any and all existing claims and defenses, personal or otherwise, and rights of set-off that any of them may have against Agent, any Bank, their respective parents, subsidiaries, shareholders, directors, officers, employees, agents, representatives, predecessors, successors and assigns, or which might affect the enforceability of Agent and the Bank's respective rights and remedies under the Loan Documents, as amended by this Amendment, or to collect the Obligations indefeasibly or enforce its respective liens.

(d) This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(e) Each and every one of the terms and provisions of this Amendment shall be binding upon and shall inure to the benefit of the Borrowers, the Banks and the Agent and their respective successors and assigns.

(f) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute but one and the same instrument. This Amendment supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein or therein, including any prior proposal or commitment letters.

(g) The execution and delivery of this waiver shall not be construed to establish a course of conduct or imply that any other, future or further waivers, consents or forbearance shall be considered, provided or agreed to.

          (h)      The Borrowers agree to execute and deliver, or cause to be executed and delivered, to Agent and/or the Banks, all other additional documents, instruments and certificates reasonably considered necessary by Agent to cause this Amendment or any document, instrument or certificate executed in connection therewith to be, become or remain valid and effective in accordance with its terms or in order to implement more fully the intent of this Amendment or such other document, instrument or certificate, including, but not limited to, UCC financing statements, the Mortgages, the Assignments of Leases, and amendments and restatements of all of the Loan Documents, as amended by this Amendment.

Remainder of Page Intentionally Left Blank

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TB WOOD’S INCORPORATED, individually
and as Borrower Agent

By: /s/Joseph C. Horvath
Title: Vice President/CFO

PLANT ENGINEERING CONSULTANTS, INC.

By: /s/Joseph C. Horvath
Title: Treasurer

INDUSTRIAL BLAJU S.A., de C.V. MEXICO CITY, MEXICO

By: /s/Juan G. Kiewek
Title: President

TB WOOD'S CANADA, LTD.

By: /s/Michael H. Iversen
Title: President

BERGES ELECTRONIC GMBH

By: /s/Preben H. Petersen
Title: Director/General Manager

BERGES ELECTRONIC, S.r.l.

By: /s/Preben H. Petersen
Title: Director/General Manager

ACCEPTED AND AGREED:

TB WOOD’S CORPORATION	TB WOOD'S ENTERPRISES, INC.,
a Delaware corporation

By: /s/Joseph C. Horvath	By: /s/Joseph C. Horvath
Title: Vice President/CFO	Title: President

SIGNATURES TO TENTH AMENDMENT TO LOAN DOCUMENTS
CONTINUED ON NEXT PAGE

SIGNATURES TO TENTH AMENDMENT TO LOAN DOCUMENTS
CONTINUED FROM PRIOR PAGE

PNC BANK, NATIONAL ASSOCIATION,
individually and as Agent

/s/Frank M. Sajer
Frank M. Sajer
Vice President

NATIONAL CITY BANK OF PENNSYLVANIA

/s/Susan J. Dimmick
Susan J. Dimmick
Vice President

WACHOVIA BANK, successor to First Union National Bank

/s/David Aulenbach
David Aulenbach

SCHEDULE 1.1(B) (Amended 2004)

COMMITMENTS OF BANKS

Bank	Percentage	Amount

PNC Bank, National Association	43.478260870%	$15,652,173.91

Wachovia Bank	21.739130435%	$7,826,086.96

National City Bank of Pennsylvania	34.782608696%	$12,521,739.13

TOTAL	100.00%	$36,000,000.00